As filed with the Securities and Exchange Commission on December     , 2000
                                                     Registration No. 33 - 78520

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------
                      Post Effective Amendment Number 2 to
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   AAON, Inc.
                                   ----------
             (Exact name of registrant as specified in its charter)

             Nevada                                              87-0448736
             ------                                              ----------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

2425 South Yukon, Tulsa, Oklahoma                                   74107
---------------------------------                                   -----
(Address of Principal Executive Offices)                         (Zip Code)


                  AAON, Inc. 1992 Stock Option Plan, as amended
                  ---------------------------------------------
                            (Full title of the plan)

                John B. Johnson, Jr., 2200 Bank of America Center
                     15 W. 6th Street, Tulsa, Oklahoma 74119
                -------------------------------------------------
                     (Name and address of agent for service)

                                 (918) 584-6644
                                 --------------
          (Telephone number, including area code, of agent for service)


                         Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------
                                                  Proposed maximum       Proposed maximum        Amount of
  Title of securities        Amount to be        offering price per     aggregate offering      registration
    to be registered           registered             share(1)                 price                 fee
---------------------        ------------        ------------------     ------------------      ------------
  Common Stock, $.004          300,000(2)              $18.00               $5,400,000          $1,425.60(2)
       par value

------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, on the basis of the last sale reported for shares of common stock on December 20, 2000.

(2) The 300,000 shares of common stock being registered represent the maximum number of shares which will be available for issuance by the Plan by reason of the increase in the number of shares covered by the Plan from 1,000,000 to 1,300,000. In accordance with General Instruction G to Form S-8, the filing fee paid herewith relates only to the additional 300,000 shares of common stock being registered pursuant to this Post Effective Amendment Number 2.


                                                                    Page 1 of 12
                                                         Exhibit Index on Page 4

<PAGE 2>
                           INCORPORATION BY REFERENCE


         In accordance with General Instruction E to Form S-8, the contents of the Registration Statement filed by AAON, Inc. (the "Company") under Registration Number 33-78520 (including Post Effective Amendment No. 1) with respect to the securities offered pursuant to the Company's 1992 Stock Option Plan, as amended (the "Plan"), are hereby incorporated by reference herein, and the opinions and consents listed below are annexed hereto:


Exhibit Number                           Description

         4                 AAON, Inc. 1992 Stock Option Plan, as amended


         5                 Opinion and consent of Johnson, Jones, Dornblaser,
                            Coffman & Shorb, P.C., counsel for the Registrant


      24.1                 Consent of independent public accountants


      24.2                 Consent of counsel (See Exhibit 5)


<PAGE 3>
                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December , 2000.

                                   AAON, INC.


                                         By: /s/ Norman H. Asbjornson
                                             -----------------------------------
                                                 Norman H. Asbjornson, President


         Pursuant  to  the   requirements   of  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


Signature                        Title                      Date


/s/ Norman H. Asbjornson         President and Director     December 27, 2000
----------------------------
    Norman H. Asbjornson




/s/ Kathy I. Sheffield                 Treasurer            December 27, 2000
----------------------------
    Kathy I. Sheffield         (principal financial and
                             principal accounting officer)



/s/ John B. Johnson, Jr.                Director            December 27, 2000
----------------------------
    John B. Johnson, Jr.




 /s/ J. M. Klein                        Director            December 27, 2000
----------------------------
     Joseph M. Klein


<PAGE 4>
                                  EXHIBIT INDEX


Exhibit Number                       Description                            Page


       4            AAON, Inc. 1992 Stock Option Plan, as amended             5


       5            Opinion and consent of Johnson, Jones, Dornblaser,
                     Coffman  &  Shorb, P.C., counsel for the Registrant     11


      24.1          Consent of independent public accountants                12


      24.2          Consent of counsel                             See Exhibit 5



<PAGE 5>
                                                                       Exhibit 4
                                   AAON, INC.
                             1992 STOCK OPTION PLAN
                        (as amended through May 25, 1999)

                                    Preamble

     A. AAON, Inc., a Nevada corporation (the "Company"), originally adopted the 1992 Stock Option Plan (the "Plan") allowing the Company to issue and sell a total of 1,100,000 shares of its $.001 par value common stock. In September, 1993, the Company declared a 1-for-4 reverse stock split, thereby resulting in 275,000 shares of the Company's $.004 par value common stock (the "Common Stock") being covered by the Plan. In May, 1994, the Plan was amended to increase to 550,000 shares the number of shares authorized under the Plan. In March, 1995, the Company declared a 10% stock dividend, thereby resulting in 605,000 shares of the Company's $.004 par value stock being subject to the Plan.

     B. On March 6, 1997, the Board of Directors of the Company (the "Board") approved further amendments to the Plan, which amendments (i) increased the number of shares of Common Stock subject to the Plan from 605,000 to 1,000,000; and (ii) made the Plan consistent with recently adopted amendments to Rule 16b-3 issued by the Securities and Exchange Commission under the Securities Exchange Act, resulting in the deletion of any references in the Plan to distinctions between options granted exclusively to directors (the so-called "Plan A Options") and all other options (the so-called "Plan B Options"), which amendments were approved by the shareholders at their annual meeting on May 29, 1997.

     C. On February 18, 1999 the Board approved further amendments to the Plan, which amendments (i) increased the number of shares of Common Stock subject to the Plan from 1,000,000 to 1,300,000; (ii) extended coverage of persons covered by the Plan to include consultants, as well as officers and directors; and (iii) extended the term of the Plan with respect to non-qualified options granted thereunder to March 11, 2012.

     D. As amended, the terms of the Plan are as set forth below.

1.   Purpose.

          The purpose of this Plan is to enable the Company and its stockholders to secure the benefits of common stock ownership, or increased ownership, by key personnel of the Company and its subsidiaries. The Board believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the continued profitability and long-term future growth of the Company.

2.   Shares Subject to the Plan.

          The Company may issue and sell a total of 1,300,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which has terminated or expired.

<PAGE 6>
3.   Grant of Options.

          Options may be granted under the Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code"), to directors, including non-employee directors of the Company, and to consultants to the Company. Subject to the provisions of the Plan, the Committee (defined in paragraph 4 below) shall from time to time select the key personnel of the Company and its Subsidiaries to whom options under the Plan will be granted, and shall fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, exercise price and restrictions on exercisability of the option or on the shares of Common Stock issued upon exercise thereof and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Code (an "Incentive Stock Option").

4.   Administration.

          The Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board. The Committee members appointed effective May 13, 1998 are, Joseph M. Klein, Anthony Pantaleoni and John B. Johnson, Jr., none of whom is an employee of the Company.

          Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to grant options under the Plan, to interpret the provisions of the Plan and option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

          No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or failure to act in connection with the Plan, unless arising out of such person's own fraud or bad faith.

          The Committee may seek and rely on the advice of accountants, legal counsel and other professionals as it deems necessary or advisable for the operation and administration of the Plan. The fees of any such professionals shall be borne by the Company.

          Notwithstanding the authority delegated above to the Committee, any action which may be taken by the Committee with respect to the administration of the Plan, including the granting of any option thereunder, may also be taken by the Board of Directors, and each reference to actions taken or authority exercised by the Committee hereunder shall be deemed to include actions which may be taken or authority which may be exercised by the Board.

<PAGE 7>
5.       Terms and Conditions of Options.

          Each option granted under the Plan shall be evidenced by a written agreement in a form approved by the Committee. Each such option shall be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan (and, in the case of an Incentive Stock Option, not inconsistent with the provisions of the Code applicable thereto) as the Committee deems appropriate.

                    Option Price. In the case of an option which is not treated as an Incentive Stock Option, the purchase price per share shall not be less than 85% of the fair market value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the purchase price per share shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted [110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary (a "ten percent shareholder")]. For purposes hereof, the fair market value of a share of Common Stock on any date shall be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or, if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee.

                    Option Period. The period during which an option may be exercised shall be fixed by the Committee and shall not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a "ten percent shareholder").

                    Exercise of Options. No option shall be exercisable unless the person to whom the option was granted remains in the continuous employ or service of the Company or a Subsidiary for at least one year from the date the option is granted. Subject to earlier termination of the option as provided herein, unless the Committee determines otherwise, the option will become exercisable in accordance with the following schedule based upon the number of full years of the optionee's continuous employment or service with the Company or a Subsidiary following the date of grant:

<PAGE 8>
      Full Years of           Incremental                Cumulative
       Continuous            Percentage of             Percentage of
       Employment               Option                     Option
        Service               Exercisable               Exercisable

       less than 1                 0%                         0%

            1                     20%                        20%

            2                     20%                        40%

            3                     20%                        60%

            4                     20%                        80%

        5 or more                 20%                        100%

          All or part of the exercisable portion of an option may be exercised at any time during the option period, except that, without the consent of the Committee, no partial exercise of an option shall be for less than 100 shares. An option may be exercised by transmitting to the
          Company: (1) a written notice specifying the number of shares to be purchased; and (2) payment in full of the purchase price (or, if applicable, delivery of a secured obligation therefor), together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Committee are made with respect to the satisfaction of such withholding obligations).

                    Payment of Option Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan shall be payable in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously-owned shares of Common Stock. The Committee may permit the payment of all or a portion of the purchase price in installments (together with interest) over a period of not more than five years.

                    Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments). Upon receipt of full payment, the Company shall notify its Transfer Agent and the Transfer Agent shall, on behalf of the Company, prepare a certificate or certificates representing such shares acquired pursuant to exercise of the option, shall register the holder of the option as the owner of such shares on the books of the Company and shall cause the fully executed certificate(s) representing such shares to be delivered to the holder as soon as practicable after payment of the option price in full. The holder of an option shall have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

<PAGE 9>
                    Transferability of Options. No option granted under the Plan shall be assignable or transferable except by will and/or by the laws of descent and distribution; and each such option shall be exercisable during the optionee's lifetime only by him or her.

                    Termination of Employment or Other Service. If an optionee ceases to be employed by or to perform services for the Company or any Subsidiary for any reason other than death or disability (defined below), then each outstanding option granted to him or her under the Plan shall terminate on the date three months after the date of such termination of service (or, if earlier, the date specified in the option agreement). If an optionee's employment or service is terminated by reason of the optionee's death or disability (or if the optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service), then each outstanding option granted to the optionee under the Plan shall terminate on the date one year after the date of such termination of employment or service (or one year after the later death of a disabled optionee) or, if earlier, the date specified in the option agreement. For purposes hereof, the term "disability" shall mean the inability of an optionee to perform the customary duties of his or her employment or other service for the Company or a Subsidiary by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

                    Incentive Stock Options. In the case of an Incentive Stock Option granted under the Plan, at the time the option is granted, the aggregate fair market value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

<PAGE 10>
                    Changes in Capital Stock. In the event of a stock dividend or in the event that the outstanding shares of the Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation in which the Company is the surviving corporation, then appropriate adjustments will be made to the number, nature and/or purchase price of the shares which may be issued under the Plan or purchased under an outstanding option. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to options hereunder are changed into or exchanged for cash or property or securities not of the Company's issue, the Plan shall terminate and all options theretofore granted hereunder shall terminate, unless provision is made for the assumption of such options or the substitution for such options with options covering the stock of a successor employer corporation, or a parent or a subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices. If the unexercised options shall terminate pursuant to the foregoing sentence, all persons entitled to exercise any unexercised portions of options then outstanding shall have the right, within a reasonable period of time prior to the consummation of the transaction causing such termination, to exercise (or, in the sole discretion of the Board, to receive other consideration for) the unexercised portions of their options, including, if the Board so determines, the portions thereof which would, but for this paragraph, not yet be exercisable.

                    Other Provisions. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any condition relating to the application of federal or state securities laws, as it may deem necessary or advisable.

                    Legend on Certificates. The certificates representing shares acquired upon exercise of options shall carry such appropriate legend, and such written instructions shall be given to the Company's Transfer Agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the federal or any state securities laws.

6.   Amendment and Termination of the Plan.

          The Board may amend or terminate the Plan. Except as otherwise provided in the Plan with respect to equity changes, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the holders of a majority of the Common Stock issued and outstanding. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

7.   No Rights Conferred.

          Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Subsidiary.


8.   Governing Law.

          The Plan and each option agreement shall be governed by the laws of the State of Nevada.

9.   Term of the Plan.

          The Plan shall be effective as of March 11, 1992, the date on which it was originally adopted by the Board. The Plan will terminate on March 11, 2002, as to Incentive Stock Options granted thereunder and on March 11, 2012, as to non-qualified stock options granted thereunder, unless sooner terminated by the Board. The rights of optionees under the options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the option as then in effect or thereafter amended.

<PAGE 11>
                                                                       Exhibit 5


                                December 27, 2000


AAON, Inc.
2425 South Yukon
Tulsa, Oklahoma  74107

          RE:    Form S-8 Registration Statement - Common Stock

Ladies and Gentlemen:

          We have acted as counsel to AAON, Inc., a Nevada corporation (the "Company") in connection with its Post Effective Amendment Number 2 to Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the registration of up to 1,300,000 shares of the Company's Common Stock, $.004 par value (the "Shares") issuable pursuant to the AAON, Inc. 1992 Stock Option Plan, as amended.

          In that connection, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.

          Based upon the foregoing, we are of the opinion that:

          1. The Company has been duly organized and is validly existing under the laws of the State of Nevada.

          2. The Shares, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights of any shareholder of Registrant.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm therein.

                                              Very truly yours,

                                              /s/ John B. Johnson, Jr.
                                              ----------------------------
                                                  John B. Johnson, Jr.
                                                  For The Firm

<PAGE 12>
                                                                    Exhibit 24.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 11, 2000 included in AAON, Inc.'s Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.


                                                    /s/ ARTHUR ANDERSEN LLP

Tulsa, Oklahoma
December 27, 2000